EXHIBIT 23.1.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-170899, 333-169633, and 333-157405 on Form S-3 and Registration Statement Nos. 333-168502, 333-168500, 333-134080, 333-141023 (including Post-effective Amendment No. 1 thereto), and 333-132933 (including Post-effective Amendments Nos. 1 and 2 thereto) on Form S-8 of our report dated February 25, 2011, relating to the financial statements and financial statement schedules of Duke Energy Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Duke Energy Corporation for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

February 25, 2011